FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations:

David L. Piazza

Vice President, Finance

703.742-5312

dpiazza@quadramed.com

Media Relations:

Lori A. Tagami

Vice President, Marketing

703-742-5376

ltagami@quadramed.com

QUADRAMED ACQUIRES DÉTENTE SYSTEMS

RESTON, VA – (February 6. 2004) – QuadraMed® Corporation (OTCBB:QMDC.OB) today announced that it has acquired all of the issued and outstanding capital stock of Détente Systems Pty Limited (Détente) headquartered in Sydney, Australia for $4 million cash US. Of this amount $2.6 million was paid at the closing. The balance has been escrowed and is payable upon Détente’s satisfactory adaptation of its product for the US Market, which is expected to be completed within six months.

Détente is a clinical software company founded in 1982, and is recognized for OMNI-Lab laboratory systems, a comprehensive information technology solution for hospital based and freestanding laboratories, and OMNI-Image radiology systems, a comprehensive information technology solution for medical imaging departments. Détente’s customer base includes hospitals in Australia, New Zealand and the United Kingdom.

To learn more about QuadraMed healthcare information systems and health information management products and services, visit the web site at www.quadramed.com. Further information about Détente Systems and its clinical applications and services is available at www.detente.com.au.

-more-

QM/Détente

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 850 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 1,900 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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